Exhibit 10.72

Credit Agreement

Borrower:   DVS Korea Co., Ltd.
196 Kumkok Dong, Boon Dan Gu, Sung Nam City, Kyunggi Province
Mr. Byung Hyun Lee, CEO

Lender:   Sanup Bank (Korea Industrial Bank)

This Credit Agreement dated October 17, 2002, is made and executed between DVS Korea Co., Ltd.("Borrower") and Sanup Bank (Korea Industrial Bank) ("Lender") on the following terms and conditions.

Borrower understands and agrees that in granting, renewing, or extending any loan, Lender is relying upon Borrower's representation, warranties, and agreements as set forth in this Agreement; the granting, renewing, or extending of any loan by lender at times shall be subject to Lender's sole judgment and discretion; and all such loans shall be and remain subject of the terms and conditions of this Agreement.

Limit
Types	Sublimit	Interest
Usuance (Term) Letter of Credit	2,000,000 US Dollars	Variable interest may change day to day based on Lender's cost of fund negotiated with lending foreign banks.
Over Draft Line of Credit	500,000,000 Korean Won	10% Fixed

Term

This Agreement shall be effective as of October 17, 2002, and shall continue in full force and effect until October 17, 2003.

Interest Rate

The annual interest rate for this Agreement is computed on a 365 day basis; that is, by applying the ratio of the annual interest rate over a year of 365 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding.

Description Collateral

  Installment Savings Deposit of 565,000,000 Korean Won.

In addition, Borrower shall provide to Lender a blank draft. Lender may submit to the Borrower's bank the draft for full payment of unpaid principal and accrued interest when Borrower fails to make payment in accordance with the terms of this Agreement.

Furthermore, Borrower grant Lender a security interest in all property at any time shipped under, or pursuant to, or in connection with the Letter of Credit or anyway related thereto, or to the drafts drawn thereunder, whether or not Borrower receives the documents covering such property or release the same to Lender on trust receipt and also in and to all shipping documents, warehouse receipts, policies or certificates of insurance and other documents or liability to Borrower at any time existing under or with reference to the Letter of Credit of this agreement

Late Charge and Interest After Default

Upon Borrower's failure to pay all amounts declared due pursuant to this section, including failure to pay accrued interest, monthly payment, outstanding principal balance on final maturity date, and excess draw on the account, Lender will adjust annual interest rate to 19% and applied to past due, if any.

Payment

Borrower shall pay the outstanding principal plus all accrued interest of each advance or borrowings in accordance with the terms prescribed on the Application for Commercial Letter of Credit, Trust Receipts or other trade related documents. However, Lender has the sole right to extend the terms if necessary.

As to drafts or acceptances under or purporting to be under the Letter of Credit, which are payable in foreign currency, Borrower may pay Lender in Korean Won at the current rate of exchange in Korea for cable transfer to the place of payment in the currency of the draft.

Advances

Advances or Request for Letter of Credit under this Agreement shall be requested pursuant to the forms and procedures prescribed by Lender.

Cessation of Advances

If Lender has made any commitment to make any Loan to Borrower under this Agreement, Lender has right to reduce the Loan limit or shall have no obligation make Loan Advances or to disburse Loan proceeds, if: (i) there occurs a material adverse change in financing community; or (ii) there occurs a material adverse change in Borrower's financial condition, in the financial condition of any Guarantor, or in the value of any Collateral securing any Loan. If Lender decides to reduce the Loan limit and Borrower's outstanding loan exceeds such new limit, excess is due immediately upon demand of Lender.

Fees

Borrower shall pay Lender, on demand, commission and all charges and expenses paid or incurred, earned by Lender in connection wherewith, and interest where chargeable.

Amendment

In the event of any amendments or modifications of the terms of the Credit Agreement, this agreement shall be binding upon Lender with regard to the Credit Agreement so amended.